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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  -------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                (Amendment No. 3)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                             Boston Properties, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    101121101
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                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        |_| Rule 13d-1(b)

        |_| Rule 13d-1(c)

        |X| Rule 13d-l(d)


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-------------------                                           -----------------
CUSIP NO. 101121101                  13G                      Page 2 of 6 Pages
-------------------                                           -----------------

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1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Mortimer B. Zuckerman

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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  |_|
                                                                   (b)  |_|

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3.       SEC USE ONLY

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4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Canadian

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     NUMBER OF              5.   SOLE VOTING POWER
      SHARES                     9,340,205 (FN1)
    BENEFICIALLY
     OWNED BY               ----------------------------------------------------
       EACH
     REPORTING              6.   SHARED VOTING POWER
   PERSON WITH                   none

                            ----------------------------------------------------

                            7.   SOLE DISPOSITIVE POWER
                                 9,340,205 (FN1)

                            ----------------------------------------------------

                            8.   SHARED DISPOSITIVE POWER
                                 none

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9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           9,340,205 (FN1)

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10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                |_|

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11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           9.0%

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12.        TYPE OF REPORTING PERSON*
           IN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       2

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-------------------                                           -----------------
CUSIP NO. 101121101                  13G                      Page 3 of 6 Pages
-------------------                                           -----------------


Item 1(a).        Name of Issuer:

                  Boston Properties, Inc.
                  --------------------------------------------------------------

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  111 Huntington Avenue, Suite 300, Boston, MA 02199-7610
                  --------------------------------------------------------------

Item 2(a).        Name of Person Filing:

                  Mortimer B. Zuckerman
                  --------------------------------------------------------------

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  599 Lexington Avenue, New York, NY 10022
                  --------------------------------------------------------------

Item 2(c).        Citizenship:

                  Canadian
                  --------------------------------------------------------------

Item 2(d).        Title of Class of Securities:

                  Common Stock
                  --------------------------------------------------------------

Item 2(e).        CUSIP Number:

                  101121101
                  --------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            (a)   |_|    Broker or dealer registered under Section 15 of the
                         Exchange Act;

            (b)   |_|    Bank as defined in Section 3(a)(6) of the Exchange Act;

            (c)   |_|    Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act;

            (d)   |_|    Investment company registered under Section 8 of the
                         Investment Company Act;

            (e)   |_|    An investment adviser in accordance with
                         Rule 13d-1(b)(1)(ii)(E);

            (f)   |_|    An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

                                       3

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-------------------                                           -----------------
CUSIP NO. 101121101                  13G                      Page 4 of 6 Pages
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            (g)   |_|    A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G);

            (h)   |_|    A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

            (i)   |_|    A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act;

            (j)   |_|    Group, in accordance with Rule 13d-1(1)(ii)(J).

Item 4.        Ownership.

             (a)    Amount beneficially owned:

                    9,340,205 (FN1)
                    ------------------------------------------------------------

             (b)    Percent of class:

                    9.0%
                    ------------------------------------------------------------

             (c)    Number of shares as to which such person has:

                    (i)     Sole power to vote or to direct the vote
                                                                9,340,205 (FN1)
                                                                ---------------

                    (ii)    Shared power to vote or to direct the vote
                                                                none
                                                                ----


                    (iii)   Sole power to dispose or to direct the disposition
                            of
                                                                9,340,205 (FN1)
                                                                ---------------


                    (iv)    Shared power to dispose or to direct the disposition
                            of
                                                                None
                                                                ----

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable

                                       4

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CUSIP NO. 101121101                  13G                      Page 5 of 6 Pages
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Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable

Item 10. Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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(FN1) Includes 6,261,768 common units of limited partnership interest in Boston
Properties Limited Partnership, a Delaware limited partnership ("Common Units") of which Boston Properties, Inc. is the general partner, 1,453,334 currently exercisable options to acquire Common Stock and 333,333 options to acquire Common Stock which are exercisable within 60 days of December 31, 2002. Under the rules issued by the Securities and Exchange Commission regarding beneficial ownership of securities, beneficial ownership of Common Stock includes (i) any shares as to which the individual or entity has sole or shared voting power or investment power and (ii) any shares which could be purchased by the exercise of options at or within 60 days of December 31, 2002. The Reporting Person has opted to include in this report his beneficial ownership of Common Units even though ownership of such units does not constitute beneficial ownership of Common Stock under Rule 13d-3 because, pursuant to section 8.6 of the limited partnership agreement of Boston Properties Limited Partnership, the holder of the Common Units does not have the right to require Boston Properties, Inc. to exchange the Common Units for shares of Common Stock.

                                       5

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 11, 2003
                                                --------------------------------
                                                (Date)



                                                /s/ Mortimer B. Zuckerman
                                                --------------------------------
                                                (Signature)



                                                Mortimer B. Zuckerman, Chairman
                                                Boston Properties, Inc.
                                                --------------------------------
                                                (Name/Title)